Exhibit 99.1

CENTURY COMMUNITIES UPSIZES CREDIT FACILITY AND EXTENDS MATURITY DATE TO 2022

GREENWOOD VILLAGE, COLORADO (June 5, 2018) – Century Communities, Inc. (NYSE: CCS) ( “Century”), a leading national homebuilder, today announced that it has upsized its senior unsecured credit facility to $540 million, with an accordion feature allowing the Company to increase the borrowing capacity to $640 million. Borrowings under the credit facility will bear interest at a rate of LIBOR plus a minimum spread of 2.60%. The term of the credit facility has been extended to mature in April 2022. The credit facility will be available for working capital needs, general corporate purposes and growth initiatives. Currently there are no borrowings outstanding on the credit facility.

“We are pleased to announce the upsizing and the maturity date extension of our unsecured credit facility,” said Dave Messenger, Chief Financial Officer. “We expect this enhanced facility to reduce overall borrowing costs and further improve our already strong liquidity position. We appreciate our bank group’s continued support for Century and our strategic plan.”

Texas Capital Bank, Fifth Third Bank, Bank of America Merrill Lynch and U.S. Bank acted as joint Lead Arrangers and 6 additional banks are participants in the credit facility. Additional details on pricing and other terms of the credit facility may be found in the Form 8-K that will be filed with the Securities and Exchange Commission and also available on the Investor Relations section of our website at www.centurycommunities.com.

About Century Communities:

Century Communities, Inc. (NYSE:CCS) is one of the nation’s largest U.S. homebuilders, engaged in all aspects of homebuilding, including the acquisition, entitlement and development of land and the construction, marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Colorado-based Company operates in 10 states across the West, Mountain, Texas and Southeast Regions and offers title and lending services in select markets through its Parkway Title and Inspire Home Loan subsidiaries. To learn more about Century Communities please visit www.centurycommunities.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s Annual Report on Form 10-K for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

303-268-8398

InvestorRelations@CenturyCommunities.com